EXHIBIT 10

Big Lots, Inc. Director Compensation Package
January 2005

	Former Package	New Package[1]
Annual Retainer	$30,000	$36,000
Annual Committee Chair Retainer – Audit Committee	$0	$4,000
Annual Committee Chair Retainer – Other Committees	$0	$2,000
Board Meeting Fee	$1,000	$1,500
Committee Meeting Fee	$1,000	$1,000
Telephonic Meeting Fee – All Types	$500	$500
Annual Charitable Donation Allowance	$0	$10,000
BLI Common Shares Underlying Annual Option Grant[2]	10,000	10,000

[1]	The new director compensation package becomes effective on January 30, 2005.

[2]	Options are granted pursuant to the Big Lots, Inc. Amended and Restated Director Stock Option Plan.